Exhibit 99.(a)(1)(O)

Coherent’s Stock Option Tender Offer Your Opportunity to Adjust Your Stock Options to Comply with US Internal Revenue Code Section 409A

- 2 - Presentation Purpose and Agenda • This Webcast will highlight the current tax issue associated with some of your Coherent stock options • It will explain why participation in this tender offer allows you an opportunity to avoid potentially adverse tax consequences • It will review the tender offer procedures and actions you must take to participate • THE DEADLINE FOR SUBMISSION OF YOUR ELECTION IS MAY 9, 2008 AT 5 pm PST

- 3 - Disclaimer • Coherent cannot provide you with income tax advice because of company policy and SEC tender offer rules. • As a result, Coherent has engaged PwC to provide employee education, including this presentation and a forum for follow-up questions and answers. - This advice is general in nature and cannot address specific personal tax issues. - We suggest that you consult your personal tax advisor. • This presentation and underlying documents were not intended or written to be used, and they cannot be used, for the purpose of avoiding U.S. federal state or local tax penalties.

- 4 - The Issue • Coherent has determined that certain of your stock options are subject to potentially adverse tax consequences • These adverse tax consequences may be avoided through participation in this tender offer • If all specified actions required by the Tender Offer are not taken, the tax liabilities associated with your options will increase significantly

- 5 - Section 409A • Section 409A of the Internal Revenue Code was enacted in 2004 • It specifies complex requirements that deferred compensation plans must meet to avoid harsh tax consequences • Stock options are subject to section 409A if the options are “discounted” - An option is discounted if the exercise price is lower than the fair market value of the stock on the grant date

- 6 - Tax Consequences under Section 409A • If the Section 409A requirements are not met, the deferred compensation is subject to regular state and federal income tax at vesting (not at the usual payment/exercise date) • An additional 20% federal penalty tax is imposed on the income • California imposes an additional 20% penalty tax • Interest is due if the tax is not paid timely

- 7 - Tax Consequences for Discounted Options • The “spread” will be taxed on vesting. • the spread is the difference between the fair market value of Coherent stock at the vesting date and the option’s exercise price; • it is not simply the discount at the time of grant • If the option is not exercised, tax will continue to apply annually based on the year end spread • However, options which were vested as of December 31, 2004 are not subject to Section 409A

- 8 - Comparison of Tax Liabilities (approximate) California Penalty Tax Gain Federal Income and Payroll Tax Non-409A Options 409A Options Federal Penalty Tax State Income Tax Gain 11% 20% 20% 9% 40% State Income Tax Federal Income and Payroll Tax 40% 9% 51%

- 9 - Example – Effective Date 7/1/02 3200 options are unaffected 1600 options are subject to Section 409A as they vest post - 2004 Assume an employee received 4,800 discounted Coherent options on July 1, 2002 which vested over three years (annually on the grant date) 6/30/05 Vesting prior to January 1, 2005 Vesting after 2004 12/31/04 7/1//04

- 10 - Example – Tax Liability Assumptions • An employee received 1,500 Coherent options in June 2003 when Coherent was trading at $20. - The options had an exercise price of $20. • It was later determined that the options were granted for financial accounting purposes in July 2003, when Coherent was trading at $21. • The options vest annually over three years • All of the options were exercised on 12/31/2008 when the stock price was $30.

- 11 - Tax Consequences Tax Liability Computation under Section 409A • Shares subject to 409A (vested after 12/31/2004) 1,000 Per share spread $10 Total taxable gain 12/31/2008 = $10,000 • Federal Income Tax (35%): $3,500 • California Income Tax (9.3%) 930 • Medicare Tax (1.45%)1: 145 • Federal Section 409A Penalty Tax (20%): 2,000 • California Section 409A Penalty Tax (20%): 2,000 Total Tax $8,575 1Assumes employee has otherwise exceeded FICA wage base Does not include the 409A interest amount

- 12 - Impact on Incentive Stock Options • One of the requirements of an Incentive Stock Option (ISO) is that it be granted with an exercise price at least equal to the underlying shares fair market value on the grant date. • Your Eligible Options were deemed to be granted at a discount. Thus, they cannot be treated as ISOs. - Because this determination is based upon the original grant event, this result applies whether or not you choose to participate in the offer with respect to those options. • As a result, you will be taxed at the time that the option is exercised, rather than when the underlying share are sold.

- 13 - Opportunity To Fix Your Eligible Options • The IRS has provided a limited transition period to “cure” the 409A problem - The discount may be eliminated by adjusting the exercise price of outstanding options to the fair market value of the stock on the date the option is determined to have actually been granted - This does not apply to awards that have already been exercised.

- 14 - The Offer

- 15 - The Offer • A voluntary opportunity for employees to modify their Eligible Options to comply with Section 409A. • Under the offer, the exercise price of your Eligible Options will be increased to the Coherent share value as of the date the options were actually granted. • In return, you will receive a cash payment equal to 105% of the difference between the new exercise price per share of each amended option and the original exercise price per share, multiplied by the number of Eligible Options. .

- 16 - The Offer - Calculation of the Cash Payment Using the facts of the previous example: New (amended) Exercise Price $21 Old Exercise Price $20 Per Share Adjustment $1 Per Share Cash Payment $1.05 Number of Eligible Options x 1,000 Total Cash Payment in 2009 $1,050

- 17 - The Offer - Cash Payment Terms • The cash payment will be paid to you as soon as practicable in January 2009 (IRS rules do not allow payment in 2008) • Normal tax withholdings will apply to the payment. • The cash payment will not be grossed-up to compensate you for the taxes you must pay on it, because you would have paid taxes on the option spread anyway when you exercised this option.

- 18 - The Offer • You have two choices: 1) Agree to Coherent’s offer to increase the exercise price in your Eligible Options to eliminate any grant date discount, or 2) Do nothing. • This choice is entirely up to you. • If you accept Coherent’s offer, your election form must be submitted by MAY 9, 2008 AT 5:00 pm PST. NO ELECTIONS WILL BE ACCEPTED AFTER THIS DATE.

- 19 - Who is Eligible for the Offer? • Employees who hold Eligible Options, which are options: - granted under the Coherent stock option plans in effect between 1995 and 2005; and - granted with an original exercise price that is less than the fair market value per share of the Coherent stock on the option’s grant date as determined for financial accounting purposes; and - that vested after 2004 and that are outstanding at the close of the Tender Offer. - Important Note: if you exercise your 409A tainted options before the close of the Tender Offer they cannot be fixed

- 20 - Who is Eligible for the Offer, continued? • Current employees only. - Must be an employee of Coherent Inc. or our subsidiaries at the close of the Tender Offer. • Must be subject to US income taxation on the options. - Most foreign employees are not affected. • Not an officer for securities law purposes.

- 21 - How to Participate in the Offer

- 22 - How Do I Participate In The Offer? • For securities law reasons, Coherent is providing this opportunity to you via a Tender Offer. • The full terms of this offer and the enrollment processes are included in the Tender Offer documentation which you should consult. • You can find the Tender Offer documentation at the offer website at https://coherent.equitybenefits.com/. • The deadline for electing to participate in the Tender Offer is May 9, 2008 at 5 pm PST. NO LATE SUBMISSIONS WILL BE ACCEPTED. • On the commencement of this offer you received an email announcing the offer with a link to the offer website.

- 23 - What Must I Do On My Own Tax Return If I Accept The Offer? • For your options that were modified in the Tender Offer, you need do nothing. The options are now Section 409A compliant and will be taxed under the normal tax regime (taxed at exercise). • If you are eligible for a cash payment, the payment and associated withholding amounts will be included in your 2009 W-2 and must be reported on your 2009 Form 1040

- 24 - More On Taxes • What if I don’t accept the offer? - You will be subject to income tax annually until you exercise them. • 20% additional federal income tax on option spread. • 20% additional California income tax on option spread if you are otherwise subject to California tax. • Interest penalty on income amount. • Under IRS rules, the Section 409A tax liability attributable to vesting that took place prior to 2009 will be reported on your 2008 W-2, even though the tax liability technically arose before that.

- 25 - Questions • Questions can be emailed to 409AOffer@coherent.com. • PwC tax professionals will address specific tax questions relating to this Tender Offer and Section 409A only. - Please dial (408) 817-5900 to reach a PwC tax professional • Other questions will be directed to Coherent HR as appropriate.

- 26 - Circular 230 • This presentation and underlying documents were not intended or written to be used, and they cannot be used, for the purpose of avoiding U.S. federal state or local tax penalties.